Exhibit 10.14.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement (as defined below) is made and entered into as of October 15, 2013 (the “Effective Date”), by and between RetailMeNot, Inc., formerly known as WhaleShark Media, Inc., a Delaware corporation (the “Company”), and Louis Agnese, an individual (the “Executive”).

WHEREAS, the Company (then operating as WhaleShark Media, Inc.) and Executive previously entered into an Employment Agreement effective as of March 1, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the Employment Agreement in the manner set forth herein, pursuant to Executive’s request.

NOW THEREFORE, in consideration of their mutual promises and agreements contained in the Employment Agreement and other good and valuable consideration, the Company and Executive agree as follows:

1.	Section 1.6 of the Employment Agreement shall be amended to add the following language as a new Section 1.6.3:

“1.6.3. Termination Without Cause – Not In Connection with a Change in Control. Subject to the provisions set forth in this Agreement, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.5.4 above: (i) Company shall pay Executive an amount equivalent to six months of Executive’s then Base Salary, subject to the tax withholding specified in Sections 1.4.1 above, payable as set forth herein (“Termination Severance Payment”); and (ii) to the extent Executive participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to the Termination Date, the Company shall pay to Executive in a lump sum a fully taxable cash payment in an amount equal to six times the monthly premium cost to Executive of continued coverage for Executive (and for Executive’s spouse and dependents to the extent participating in such plans immediately prior to the Termination Date) that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding payable on the first payday following the 30th day after Executive’s termination date (Executive may, but is not obligated to, use such payment toward the cost of continuation coverage premiums). Company’s obligation to provide Executive with the Termination Severance Payment is contingent upon Executive’s execution of a general release of claims satisfactory to the Company, with such release becoming effective on or before 30 days following Executive’s termination date. Payment of the Termination Severance Payment will commence on the first payday following the 30th day after Executive’s termination date and continue over a six (6) month period in equal installments, with payments made on Company’s regular paydays. Such release will not affect Executive’s continuing obligations to the Company under the Proprietary Information and Inventions Agreement. The Company’s obligation to pay and Executive’s right to receive the payments and benefits set forth herein shall cease in the event of Executive’s material breach of any of his obligations under this Agreement or the Proprietary Information and Inventions Agreement.

2.	Except as specifically amended, the Employment Agreement shall remain in full force and effect as originally executed.

3.	This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instruments.

IN WITNESS WHEREOF, this Amendment is hereby executed to be effective as of the date set forth above.

“COMPANY”

RETAILMENOT, INC.
(formerly known as WHALESHARK MEDIA, INC.)

By:	/s/ G. Cotter Cunningham
Name: G. Cotter Cunningham
Title: President and Chief Executive Officer

“EXECUTIVE”

LOUIS AGNESE

/s/ Louis Agnese
By: Louis Agnese

2